As filed with the Securities and Exchange Commission on April 1, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MultiSensor AI Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-3938682
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2105 West Cardinal Drive

Beaumont, Texas 77705

(Address of Principal Executive Offices)(Zip Code)

Infrared Cameras Holdings, Inc. 2023 Incentive Award Plan

Amended and Restated 2020 Equity Incentive Plan of Infrared Cameras Holdings, Inc.

(Full title of the plan)

Peter Baird

Chief Financial Officer

2105 West Cardinal Drive

Beaumont, Texas 77705

(Name and address of agent for service)

(866) 861-0788

(Telephone number, including area code, of agent for service)

Copies to:

Drew Capurro

Ellen Smiley

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Amended and Restated 2020 Equity Incentive Plan of Infrared Cameras Holdings, Inc. and the Infrared Cameras Holdings, Inc. 2023 Incentive Award Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” and the “Registrant,” or similar references, refer to MultiSensor AI Holdings, Inc. unless otherwise stated or the context otherwise requires.

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K (File No. 001-40916) for the fiscal year ended December 31, 2023, filed with the SEC on March 29, 2024;

(b)	the Registrant’s Current Reports on Form 8-K (File Nos. 001-40916) filed with the SEC on February 12, 2024, February 20, 2024, March 7, 2024, March 27, 2024, and April 1, 2024; and

(c)	the description of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), contained in the registration statement on Form 8-A filed by the Registrant on October 14, 2021 and any amendment or report filed for the purpose of updating such description, including exhibit 4.2 to the Registrant’s Annual Report on Form 10-K (File No. 001-40916) for the fiscal year ended December 31, 2023, filed with the SEC on March 29, 2024.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement (except for any portions of such Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be a part thereof from the date of the filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made if such person must have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought must determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The current certificate of incorporation and the bylaws of the registrant provide for indemnification by the registrant of its directors, senior officers and employees to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation must not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provide for such limitation of liability.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

We have purchased and intend to maintain insurance on behalf of the registrant and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing date	Filed Herewith
4.1	Second Amended and Restated Certificate of Incorporation of Infrared Cameras Holdings, Inc. (n/k/a MultiSensor AI Holdings, Inc.)	8-K	001-40916	3.1	12/21/23
4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Infrared Cameras Holdings, Inc.	8-K	001-40916	3.1	2/12/2024
4.3	Amended and Restated Bylaws of Infrared Cameras Holdings, Inc. (n/k/a MultiSensor AI Holdings, Inc.)	8-K	001-40916	3.2	12/21/23
4.4	Amendment to the Amended and Restated Bylaws of MultiSensor AI Holdings, Inc.	8-K	001-40916	3.2	2/12/2024
5.1	Opinion of Latham & Watkins LLP					*
23.1	Consent of Deloitte & Touche LLP					*
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)					*
24.1	Power of Attorney (included on signature page)					*
99.1	Infrared Cameras Holdings, Inc. 2023 Incentive Award Plan.	10-K	001-40916	10.14	3/29/2024
99.1(a)	Form of Restricted Stock Unit Grant Notice and Award Agreement (Deferred RSUs 2023 Incentive Award Plan).	8-K	001-40916	10.15	12/21/2023
99.1(b)	Form of Stock Option Grant Notice and Agreement (2023 Incentive Award Plan).	8-K	001-40916	10.16	12/21/2023
99.1(c)	Form of Restricted Stock Unit Grant Notice and Agreement (2023 Incentive Award Plan).	8-K	001-40916	10.17	12/21/2023
99.2	Amended and Restated 2020 Equity Incentive Plan of Infrared Camera Holdings, Inc.	8-K	001-40916	10.12	12/21/2023
99.2(a)	Form of Stock Option Agreement (2020 Equity Incentive Plan)	8-K	001-40916	10.13	12/21/2023
107.1	Filing Fee Table					*

Item 9. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaumont, Texas, on this 1st day of April, 2024.

MultiSensor AI Holdings, Inc.

By:	/s/ Gary Strahan
Gary Strahan
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Steve Guidry and Peter Baird, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary Strahan	Chief Executive Officer and Director	April 1, 2024
Gary Strahan	(Principal Executive Officer)

/s/ Peter Baird	Chief Financial Officer	April 1, 2024
Peter Baird	(Principal Financial Officer and Principal Accounting Officer)

/s/ Steven Winch	President and Director	April 1, 2024
Steven Winch

/s/ David Gow	Director	April 1, 2024
David Gow

/s/ Reid Ryan	Director	April 1, 2024
Reid Ryan

/s/ Stuart V Flavin III	Director	April 1, 2024
Stuart V Flavin III

/s/ Petros Kitsos	Director	April 1, 2024
Petros Kitsos

/s/ Margaret Chu	Director	April 1, 2024
Margaret Chu